Exhibit 10.14

English Summary of Amendment II (dated 1 June 2016) between Trifork B.V. and Mr. P. Meijer (the “Lessor”) and Elasticsearch B.V. (the “Tenant”), amending the lease agreement dated 30 October 2012 (“Original Lease”) and Amendment I to the Original Lease dated 2 September 2014 (“Amendment I”).

a.	Expansion of leased premises

In addition to the Original Lease and Amendment I, in Amendment II parties agreed to increase the leased premises with ca. 93.5 square meters office space located at the third floor of the office building “De Schinkel” located in Amsterdam (address: Rijnsburgstraat 9-11, 1059 AT AMSTERDAM).

b.	Adjustment duration lease

Pursuant to Amendment I, parties agreed/confirmed that the expiry date will be equal to the expiry date of the main lease agreement between Lessor and the landlord, therefore being 30 June 2019, provided neither Lessor nor Tenant issues a notice of (early) termination, taking into account a notice period of 6 months.

The lease agreement will terminate automatically (by operation of law) per 30 June 2019.

c.	Adjustment rent

Annual rent is increased with EUR 193.70/square meters/year per 16 June 2016.

The monthly rent due per 16 June 2016 is:

-	Lease office space:	EUR 5,342.71
-	Service costs:	EUR 1,247.43

All other clauses and provisions of the Original Lease remain unchanged.